Exhibit 10.01

September 30, 2008

Robert Swan

Dear Bob,

This letter confirms changes to your compensation arrangements as Senior Vice President, Finance and Chief Financial Officer effective July 16, 2008 (the “Effective Date”). You shall continue to report to the President and Chief Executive Officer of eBay Inc. (“eBay” or the “Company”).

As of the Effective Date, your annual base salary will be $750,000, payable bi-weekly in accordance with the Company’s normal payroll practices. You will continue to be eligible to participate in the eBay Incentive Plan (“eIP”). Payouts under the eIP are based on individual achievement as well as Company performance. Your target annual incentive bonus for the eIP is 100% of your base salary. The Company reserves the right to amend, change or cancel the eIP at its sole discretion. The Compensation Committee of the Board (the “Compensation Committee”) shall review your base salary and target annual incentive bonus at least annually and shall modify such amounts as the Compensation Committee deems appropriate.

You will be granted an award of 130,000 restricted stock units (“RSUs”) on the second Friday of August 2008 (the “Grant Date”). The RSUs will vest and become non-forfeitable over three years at the rate of 1/3 a year on each anniversary of the Grant Date, subject to your continued employment with the Company on each vesting date.

You will also be granted a stock option to purchase 500,000 shares of eBay’s common stock. The stock option grant will be split into two equal tranches, with the first tranche to be issued and priced on the Grant Date, and the second tranche to be issued and priced on the date 27 weeks after the Grant Date. The exercise price for each tranche will be no less than the fair market value of eBay’s common stock on the respective grant date. The shares subject to each tranche of the stock option will vest as to 12.5% of the shares on the six-month anniversary of the Grant Date and 1/48 monthly thereafter, subject to your continued employment with the Company on each vesting date.

Your employment at the Company remains “at-will” and either you or the Company may terminate your employment at any time, with or without cause. However, if your employment is involuntarily terminated by the Company other than for “Cause,” then, subject to you executing and not revoking the Company’s standard form of release within 60 days of the date of your termination of employment, the Company shall provide you with a lump sum severance payment consisting of your annual base salary plus your target annual incentive bonus as in effect on such date (the “Target Cash Compensation”) calculated as follows: two times the Target Cash Compensation if the termination occurs prior to the second anniversary of the Effective Date, one and one-half times the Target Cash Compensation if the termination occurs on or after the second anniversary but prior to the third anniversary of the Effective Date, and one times the Target Cash Compensation if the termination occurs on or after the third anniversary of the Effective Date.

For purposes of this agreement, “Cause” shall mean: (i) your willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the President and Chief Executive Officer of eBay, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) your conviction of, or plea of nolo contendere to, any felony (or any other crime having a material adverse effect on the Company); (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

Except as specifically modified and amended herein, all of the terms and conditions of your offer letter dated February 10, 2006 (as amended by the letter agreement dated July 12, 2006) remain in full force and effect.

Very truly yours,

eBay Inc.

ACCEPTED:

/s/  Robert Swan
Robert Swan